                                                                November 5, 2001

Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011

SVP S.A.
70 rue des Rosiers
Saint-Ouen, Cedex
France F-93585

SVP International
70 rue des Rosiers
Saint-Ouen, Cedex
France F-93585

Gentlemen:

     When agreed to and accepted by you in the space provided below, the following shall constitute our agreement, pursuant to which, among other things,
(1) the undersigned, Martin Franklin ("Franklin"), Ian Ashken ("Ashken"), or an entity controlled by Franklin and Ashken (the "Controlled Entity"), and David Walke ("Walke"), or an entity controlled by Walke ("the "Walke Controlled Entity") (Franklin, Ashken or the Controlled Entity, and Walke or the Walke Controlled Entity being hereinafter sometimes referred to as the "Purchasers"), shall (a) purchase from SVP, S.A. (i) 2,198,600 shares (or such lessor number of shares as may be owned by SVP, S.A., but in no event less than 2,038,100 shares) (the "SVP, S.A. Shares") of Find/SVP, Inc. (the "Company") common stock, par value $.0001 per share ("Common Stock"), and (ii) warrants to purchase 422,222 shares of the Company Common Stock at an exercise price of $2.25 per share (the "Warrants"), (b) purchase from SVP International 614,163 shares (or such greater number of shares as may be owned by SVP International, but in no event more than 614,763 shares) (the "SVPI Shares") of Company Common Stock, and (c) purchase, or arrange for accredited investors ("Investors") to purchase, from the Company 1,875,000 shares (the "Company Shares") of Company Common Stock, and (2) in consideration of the transaction set forth in (1)(c) above, the Company shall
(a) reprice the Warrants to reflect an exercise price of $.80 per share, and (b) enter into (i) a three-year employment agreement with Walke as CEO of the Company, pursuant to which Walke will receive a salary and stock options to purchase Company Common Stock, (ii) a three-year agreement with Franklin to serve as Chairman of the Board of Directors of the Company, pursuant to which Franklin will receive, as compensation for his services, stock options to purchase Company Common Stock, and (iii) a three-year financial consulting agreement with Ashken, pursuant to which Ashken will receive, as full compensation for his services, stock options to purchase Company Common Stock. SVP, S.A. and SVP International represent and warrant that the SVP, S.A. Shares, the Warrants and the SVPI Shares constitute all of the shares of Common Stock and securities convertible into Common Stock that are owned by them or their affiliates (other than approximately 10,000 shares of Common Stock owned by Brigitte de Gastines).

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     1. Purchase of the SVP, S.A. Shares and the Warrants.

         At the Closing (as defined in Section 4 hereof), the Purchasers agree to purchase from SVP, S.A., and SVP, S.A. agrees to sell to the Purchasers, (a) the SVP, S.A. Shares, at a purchase price of $.70 per share, and (b) the Warrants, at a price of $.62763 per Warrant. The SVP, S.A. Shares and the Warrants shall be allocated to the Purchasers as set forth in a definitive Stock and Warrant Purchase Agreement to be negotiated in good faith and entered into by the parties. The representations and warranties of SVP, S.A. in the Stock and Warrant Purchase Agreement shall be limited to the valid organization of SVP, S.A., the authorization and enforceability of the agreement, the absence of conflict with or violation of laws, regulations, etc., the absence of any requirement of consents of governmental authorities or others (other than Chase Bank, which consent shall have been obtained at or prior to Closing), the absence of litigation or claims with respect to the SVP, S.A. Shares or Warrants, and free and clear title to the SVP, S.A. Shares and Warrants. The representations, warranties and covenants of the Purchasers shall include those necessary to establish an exemption for the purchase of the SVP, S.A. Shares and the Warrants under applicable Securities and Exchange Commission ("SEC") rules and regulations and to assure compliance with such rules and regulations. To the extent there are registration rights with respect to the Warrants, the Stock and Warrant Purchase Agreement shall assign such rights to the Purchasers, and the Company shall consent to such assignment. In connection with the execution and delivery of the Stock and Warrant Purchase Agreement, SVP, S.A. shall deliver a general release to the Company of all claims it may have against the Company, except for outstanding indebtedness of the Company to SVP, S.A. reflected on the financial statements of the Company.

     2. Purchase of the SVPI Shares.

         At the Closing, the Purchasers agree to purchase from SVP International, and SVP International agrees to sell to the Purchasers, the SVPI Shares at a purchase price of $.70 per share. The SVPI Shares shall be allocated to the Purchasers as set forth in a definitive stock purchase agreement (the "SVPI Stock Purchase Agreement") to be negotiated in good faith and entered into by the parties. The representations and warranties of SVP International in the SVPI Stock Purchase Agreement shall be limited to the valid organization of SVP International, the authorization and enforceability of the agreement, the absence of conflict with or violation of laws, regulations, etc., the absence of any requirement of consents of governmental authorities or others (other than Chase Bank, which consent shall have been obtained at or prior to Closing), the absence of litigation or claims with respect to the SVPI Shares, and title to the SVPI Shares. The representations, warranties and covenants of the Purchasers shall include those necessary to establish an exemption for the purchase of the SVPI Shares under applicable SEC rules and regulations and to assume compliance with such rules and regulations. In connection with the execution and delivery of the SVPI Stock Purchase Agreement, SVPI shall deliver a general release to the Company of all claims it may have against the Company.

     3. Purchase of Company Shares.

         At the Closing, the Purchasers agree to purchase, or arrange for Investors to purchase, from the Company, the Company Shares at a purchase price of $.80 per share. The Company Shares shall be allocated to the Purchasers and/or the Investors as set forth in a

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definitive Stock Purchase Agreement to be negotiated in good faith by the undersigned and entered into by the parties. The representations and warranties of the Company in the Stock Purchase Agreement shall be made solely by the Company and shall be limited to the valid organization of the Company and its qualifications and good standing as a foreign corporation in jurisdictions other than the state of incorporation, the absence or presence of subsidiaries and investments, the authorization and enforceability of the agreement, the absence of conflict with or violation of laws, regulations, etc., the absence of any requirement of consents of governmental authorities or others (other than Chase Bank, which consent shall have been obtained at or prior to Closing), the Company's capitalization, the truthfulness of statements contained in the Company's SEC filings and the inclusion therein of all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent corrected by a subsequently filed document), the proper form of financial statements included in the Company's SEC filings, their compliance with GAAP (except as may be indicated in notes thereto), and their fair presentation of the financial results of the Company, the absence of certain changes in the condition, etc. of the Company, the lack of litigation or claims against the Company, the Company's intellectual property, the payment of taxes, the absence of defaults under Company contracts and commitments, and absence of material misstatements or omissions in the Company's representations and warranties. The representations, warranties and covenants of the Purchasers and/or the Investors shall include those necessary to establish an exemption for the purchase of the Company Shares under the applicable SEC rules and regulations and to assure compliance with such rules and regulations.

     4. Closing.

         The closing ("Closing") with respect to the transactions set forth in this Agreement (the "Transactions") shall take place at the offices of Breslow & Walker, LLP, 767 Third Avenue, New York, NY 10017 on or before November 14, 2001, but in no event later than November 30, 2001.

         At the Closing:

            (a) (i) SVP, S.A. and the Purchasers shall execute and deliver the Stock and Warrant Purchase Agreement.

               (ii) SVP, S.A. shall deliver to the Purchasers the SVP, S.A. Shares, together with stock powers duly executed in blank, and the Warrants, with proper forms of assignment.

               (iii) SVP, S.A. shall deliver a general release to the Company of all claims it may have against the Company, except for outstanding indebtedness of the Company to SVP, S.A. reflected in the financial statements of the Company.

               (iv) The Purchasers shall deliver to SVP, S.A. payment for the SVP, S.A. Shares and the Warrants by certified or bank check or wire transfer of immediately available funds.

            (b) (i) SVP International and the Purchasers shall execute and deliver the SVPI Stock Purchase Agreement.


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               (ii) SVP International shall deliver to the Purchasers the SVPI
Shares, together with stock powers duly executed in blank.

               (iii) SVP International shall deliver a general release to the Company of all claims it may have against the Company.

               (iv) The Purchasers shall deliver to SVP International payment for the SVPI Shares by certified or bank check or wire transfer of immediately available funds.

            (c) (i) The Company and the Purchasers and/or the Investors shall execute and deliver the Stock Purchase Agreement.

               (ii) The Company shall deliver to the Purchasers and/or the Investors the Company Shares.

               (iii) The Purchasers and/or the Investors shall deliver to the Company payment for the Company Shares.

         (d) Each of the transactions described in Sections 4(a), 4(b), 4(c), 5, 6, 7 and 8 shall be deemed to have occurred simultaneously, and none shall be deemed to have occurred unless all such transactions shall have occurred.

     5. Repricing of Warrants.

         Upon the Closing of the Transactions, in consideration of the purchase of the Company Shares, the Company shall reprice the exercise price of the Warrants at $.80 per share.

     6. Employment/Consulting Agreements.

         Upon the Closing of the Transactions, in consideration of the purchase of the Company Shares, the Company shall:

         (a) Enter into a three-year employment agreement with Walke as CEO of the Company, pursuant to which Walke will receive a salary of $100,000 per annum (as the same may be adjusted upward by the Board of Directors) and the Company will grant to Walke ten year non-incentive stock options to purchase 700,000 shares of Company Common Stock (as the same may be reduced by 50% of any options allocated to Bernard Jacob in the event he participates in any of the Transactions and is employed by the Company as an employee or consultant) at a price of $.41 per share (the average trading price of the Common Stock for the 10-day period prior to the date hereof), which options shall vest ratably at the end of each of the first three years of their term and the vesting of which shall accelerate in the event of a "change in control" of the Company.

         (b) Enter into a three-year agreement with Franklin as Chairman of the Board of Directors of the Company, pursuant to which the Company will (i) grant to Franklin, as compensation for his services, ten-year non-incentive stock options to purchase 700,000 shares of Company Common Stock (as the same may be reduced by 50% of any options allocated to Bernard Jacob in the event he participates in any of the Transactions and is employed by the

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Company as an employee or consultant), at a price of $.41 per share (the average trading price of the Common Stock for the 10-day period prior to the date hereof), which options shall vest ratably at the end of each of the first three years of their term and the vesting of which shall accelerate in the event of a "change in control" of the Company, and (ii) pay to Franklin a non-accountable expense allowance of $20,000 per year.

         (c) Enter into a three-year financial consulting agreement with Ashken, pursuant to which the Company will grant to Ashken, as full compensation for his services (except as may otherwise be decided by the Board of Directors of the Company), ten-year non-incentive stock options to purchase 100,000 shares of the Company's Common Stock at a price of $.41 per share (the average trading price of the Common Stock for the 10-day period prior to the date hereof), which options shall vest ratably at the end of each of the first three years of their term and the vesting of which shall accelerate in the event of a "change in control" of the Company.

         (d) The Company covenants and agrees that it will take such steps as may be necessary to amend the Company's 1996 Stock Option Plan or adopt a new stock option plan so as to enable the Company to grant the aforesaid stock options.

     7. Change in Composition of the Board of Directors.

         Upon the Closing of the Transactions, the Company shall (a) obtain the resignation of Brigitte de Gastines, Jean-Louis Bodmer, Eric Cachert and Frederick H. Fruitman as directors of the Company, (b) satisfy, if applicable, the requirements of Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated thereunder (collectively "Rule 14(f)-1"), and (c) immediately after satisfying the requirements of Rule 14(f)-1, if applicable, or, if not applicable, upon the Closing cause the appointment of Franklin and Walke as directors of the Company. It is the stated desire of Franklin and Walke that, together with the remaining directors of the Company - to wit: Andrew P. Garvin and Howard S. Breslow, they jointly identify and bring on to the Board, immediately after the Company satisfies the requirements of Rule 14(f)-1, if applicable, or, if not applicable, on the date of Closing, a minimum of two additional independent directors acceptable to all of the Board members.

     8. Amendment of License Agreement with SVP International.

         Upon the Closing of the Transactions, the license agreement, dated as of October 11, 1971, as amended on March 23, 1981, by and between SVP International (formerly known as SVP Conseil Compagnie International de Documentation, Information at Service) a Swiss company, and the Company (formerly known as Information Clearing House, Inc.) shall be amended, as set forth in Exhibit A attached hereto and made a part hereof.

     9. Exclusivity

         Commencing with the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Section 10 hereof (the "Exclusivity Period"), the Company, SVP, S.A., SVP International and their affiliates shall not discuss or consummate with any party other than Purchasers (collectively, "Other Parties") any proposal for the sale of capital stock of the Company or any material assets of the Company or the merger or consolidation with or into another entity or any similar type of transaction, including any debt, equity or equity related

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financing or any transaction outside the ordinary course of business of the
Company or agree to do any of the foregoing, (any of the foregoing being hereinafter referred to as an "Alternative Transaction"), and shall not provide or make information about the Company available to any Other Party other than in the ordinary course of business or pursuant to the requirements of applicable law. If any unsolicited inquiry, contact or proposal for an Alternative Transaction is received during such period, the Company shall immediately inform Purchasers of the nature of the inquiry, contact or proposal for an Alternative Transaction, the identity of the Other Party making such proposal and shall promptly provide to Purchasers, upon their request or upon any significant development with respect to the inquiry, contact or proposal for an Alternative Transaction, such information as Purchasers shall reasonably request or a description of such development. During the exclusivity period the Company shall not declare any dividend or other distribution on its Common Stock, shall not increase the salaries of its employees or pay bonuses (other than in the normal course consistent with past practices), shall not pay any amounts or issue any stock or option to its management or directors (other than pursuant to existing agreements) or agree to do any of the foregoing.

     10. Termination of Agreement.

         (a) This Agreement may be terminated by written notice promptly given to the other parties hereto, at any time prior to the Closing:

            (i) by mutual written consent of the parties hereto;

            (ii) by any of the parties if any permanent injunction or other order of a court of competent authority or governmental body which prevents the consummation of the Transactions shall have become final and not appealable;

            (iii) by the Purchasers in the event (i) the Company sustains a material loss, whether or not insured, by reason of fire, earthquake, flood, accident or other calamity, or from any labor dispute or court of government action, order or decree, (ii) trading in securities on the New York Stock Exchange or the American Stock Exchange is suspended or limited, (iii) material governmental restrictions are imposed on trading in securities generally (not in force and effect on the date hereof), (iv) a banking moratorium is declared by federal or New York state authorities, (v) an outbreak of major international hostilities or other national or international calamity occurs which has a adverse effect on the United States, (vi) a pending or threatened legal or governmental proceeding or action relating generally to the Company's business, or a notification is received by the Company of the threat of any such proceeding or action, which could materially adversely affect the Company; (vii) of the passage by the Congress of the United States or by any state legislative body of similar impact, of any act or measure, or the adoption of any orders, rules or regulations by any governmental body or any authoritative accounting institute or board, or any governmental executive, which is reasonably likely to have a material impact on the business, financial condition or financial statements of the Company, or (viii) any material adverse change in the financial or securities markets beyond normal market fluctuations occurs after the date of this Agreement; or

            (iv) by the Company or the Purchasers if the Transactions have not closed by November 30, 2001.

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         (b) Upon any termination of this Agreement pursuant to Section 10(a), this Agreement shall be void and have no effect, without any liability on the part of any party hereto or any shareholders, directors or officers thereof; provided, however, that such termination shall not relieve any party from liability to the other party for damage sustained by the other party for a breach of any of the first party's representations, warranties, covenants or agreements set forth in this Agreement prior to the date of termination.

     11. Expenses.

         Each party shall bear its own expenses in connection with the Transactions and the ancillary matters set forth herein.

     12. Miscellaneous.

         (a) Notices. All notices and other communications hereunder shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested; by an overnight express courier service that provides written confirmation of delivery, or by facsimile with confirmation, address as follows:

             (i)      If to Purchasers:
                      Martin E. Franklin
                      c/o Marlin Holdings Inc.
                      555 Theodore Fremd Ave., Suite B-302
                      Rye, NY 10580

                      David Walke
                      c/o Marlin Holdings Inc.
                      555 Theodore Fremd Ave., Suite B-302
                      Rye, NY 10580

                      With a copy given to:

                      Mitch Hollander
                      c/o Kane Kessler, P.C.
                      1350 Avenue of the Americas
                      New York, NY 10019-4896

             (ii)     If to the Company:

                      Find/SVP, Inc.
                      625 Avenue of the Americas
                      New York, NY 10011

                      With a copy given to:


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                      Howard S. Breslow, Esq.
                      Breslow & Walker, LLP
                      767 Third Avenue
                      New York, NY 10017
                      Facsimile:  212-888-4955

                              and

                      100 Jericho Quadrangle
                      Jericho, NY 11753
                      Facsimile:  516-822-6544

             (iii)    If to SVP, S.A. or SVP International:

                      70 rue des Rosiers
                      Saint-Ouen, Cedex
                      France F-93585

                      With a copy given to:

                      Pierre-Marie Fontaneau
                      28 Rue du Franqueville
                      75116 Paris, FRANCE

         Any party may change its address for receiving notice by giving notice of a new address in the manner provided herein. Any notice so given, shall be deemed to be delivered on the second business day after the same is deposited in the United States Mail, on the next business day if sent by overnight courier, or on the same business day if sent by facsimile before the close of business, or the next business day, if sent by facsimile after the close of business.

         (b) Headings. The descriptive section headings set forth herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not control or affect the meaning or construction of any provision of this Agreement.

         (c) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties pertaining to this subject matter and supersedes all prior agreements and understandings, whether oral or written, of the parties relating to the same. This Agreement may be amended only in writing signed by all of the parties.

         (d) Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

         (e) Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart signature page delivered by facsimile transmission shall be deemed to be and have the same force and effect as an originally executed signature page. This Agreement shall become binding when one or more counterparts hereof,

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individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to choice of law principles thereof.

         (g) Arbitration. The sole and exclusive remedy for any controversy or claim between Purchasers and the Company, SVP, S.A. and/or SVP International arising out of or relating to this Agreement shall be submitted to binding arbitration conducted before and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association ("AAA"), by three arbitrators, one selected by Purchasers, one selected by the other party and the third selected by the mutual agreement of the first two arbitrators. The arbitration shall be held in New York, New York, the parties hereto agree and submit themselves to the exclusive jurisdiction of New York, New York, and judgment upon any award rendered may be entered in any court having jurisdiction thereof. The parties agree that (a) the arbitrators shall have no power or authority to grant punitive or exemplary damages as part of its award; (b) the cost of the arbitrators and the arbitration shall be borne by the parties equally, unless otherwise determined by the arbitrators; and (c) the arbitrators shall have the authority to award, to the prevailing party, reasonable attorneys' fees and costs of such party's witnesses and experts in connection with such arbitration. Pre-hearing discovery, and pre-hearing and post-hearing written briefs shall be permitted at the discretion of the arbitrators. The substantive law provided in such arbitration shall be a provided in Section (f) above. The arbitral decision shall be final, binding and conclusive on the parties. A judgment confirming the award may be given by any court having jurisdiction over the parties, or that court may vacate, modify or correct the award in accordance with the prevailing provisions of the applicable law governing arbitrations.

         (h) Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

         (i) Confidentiality. In the event the Company desires to issue a press release promptly after the execution of this agreement, the parties agree to review and approve the content of such a press release as promptly as possible. No other public statements or public disclosure shall be made by the Company, Purchasers, SVP, S.A. and SVP International prior to the issuance of the approved press release. Other than the content of the approved press release, the parties hereto intend that the terms of this agreement are confidential and that neither party shall, without the prior consent of the other parties hereto disclose or issue any press release or announcement nor permit its respective employees or agents to disclose or issue any press release or announcement of the terms of this agreement or the transactions contemplated herein, except that any party may make such disclosures as are reasonable to prospective lenders, investors, consultants, attorneys and accountants, who shall be placed under the same confidentiality obligation as the parties have agreed upon this
Section 12(i). Notwithstanding this paragraph (i), the parties may disclose such information as may be required to be disclosed by the securities laws, a court of competent jurisdiction or any governmental agency having authority to compel such disclosure or as otherwise required by law.


                                         Very truly yours,


                                         ----------------------------------
                                               Martin E. Franklin


                                         ----------------------------------
                                               David Walke


                                         ----------------------------------
                                               Ian Ashken


AGREED TO AND ACCEPTED:

FIND/SVP, Inc.

By:
   ----------------------------------
   Name:
   Title:


SVP, S.A.

By:
   ----------------------------------
   Name:
   Title:


SVP INTERNATIONAL

By:
   ----------------------------------
   Name:
   Title:



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